EXHIBIT 99.01

CHEGG ACQUIRES IMAGINE EASY SOLUTIONS, A MARKET LEADER OF ONLINE WRITING TOOLS
Writing Tools Used by More Than 7 Million Unique Users Monthly;
Accretive to Chegg in Fiscal 2016
SANTA CLARA, Calif., May 2, 2016 - Chegg, Inc. (NYSE: CHGG), the Student Hub, today announced that it has acquired Imagine Easy Solutions (“Imagine Easy”), the provider of popular service EasyBib.com and other essential writing tools with capabilities such as citations, bibliography, writing structure and anti-plagiarism, used by more than 7 million unique users in March 2016.
“We know that writing is one of the biggest pain points for students today, with about one quarter of all college freshmen required to take remedial writing courses and employers rating less than 30% of recent graduates as being well prepared written communicators,” said Dan Rosensweig, Chairman and CEO of Chegg. “Inability to write at the college level is a leading indicator of which students will eventually drop out, a situation that adversely impacts both the student and the school. With this acquisition, Chegg now has the ability to serve the millions of students who depend on writing help every day, in particular those students required to take remedial writing classes.”
Chegg has acquired Imagine Easy for approximately $42 million in an all-cash transaction, approximately $25 million of which was paid at closing and $17 million of which is to be paid by April 2017. There are potential additional payments of up to $18 million over the next three years that remain subject to contingencies. These contingent payments may be settled either in cash or common stock, at the discretion of Chegg.
Similar to Chegg’s existing revenue model, Imagine Easy’s diversified revenues are composed of subscriptions and digital advertising. The transaction is anticipated to be accretive to Chegg’s fiscal 2016 revenues and earnings.
Writing deficiencies have become one of the biggest education issues today and writing is the most frequently requested area for help among high school and college students:

•	Only 27% of employers rated recent college grads are well prepared as written communicators; [i]

•	Nearly 25% of college freshman are required to take non-credit remedial writing courses; and ii

•	It costs about $7 billion annually to deliver remedial writing services to students and institutions. iii

Imagine Easy’s subscription products include EasyBib, Citation Machine, BibMe, Cite This for Me, and Normas APA, which is available in Spanish. In the last 12 months, students logged more than 240 million individual online sessions, lasting an average of more than 8 minutes per session. Since their launch, students worldwide have created approximately 1.4 billion citations using Imagine Easy’s writing productivity tools.
“Imagine Easy and Chegg share the same vision and mission to develop and offer leading, student-first tools that help students improve their outcomes,” said Neal Taparia, co-CEO and co-Founder of Imagine Easy. “By joining Chegg, we accelerate our plans for delivering a complete suite of writing tools that democratize access to great educational resources and provide students with the academic support they need,” said Darshan Somashekar, co-CEO and co-Founder of Imagine Easy. Both co-Founders will be joining Chegg as full time employees.
Chegg will address investor questions about the transaction during its upcoming quarterly earnings call on May 2, 2016. To access the call, please dial (877) 407-4018, or outside the U.S. +1 (201) 689-8471, five minutes prior to 1:30 p.m. Pacific Daylight Time (or 4:30 p.m. Eastern Daylight Time) on May 2, 2016. More information about the acquisition can be found at by emailing press@chegg.com. To explore the Imagine Easy platform, visit www.imagineeasy.com.
Vista Point Advisors, a San Francisco based boutique investment bank, acted as the exclusive financial advisor to Imagine Easy.
Deborah Quazzo of GSV Advisors personally advised the founders of Imagine Easy with consulting services and industry insight.

ABOUT CHEGG
Chegg puts students first. As the leading student-first connected learning platform, the company makes higher education more affordable, more accessible, and more successful for students. Chegg is a publicly-held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.
SAFE HARBOR STATEMENT
This press release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including Chegg’s belief that it, through its acquisition of Imagine Easy, will have the ability to serve millions of students in the area of writing; Chegg’s belief that the transaction will be accretive to Chegg’s fiscal 2016 revenues and earnings; Chegg’s belief that acquisition of Imagine Easy will help it grow faster and globally and that Imagine Easy’s tools and services will improve to help students; and Chegg’s belief that the acquisition of Imagine Easy will accelerate the plans for delivering a complete suite of writing tools that democratize access to educational resources and provide students with the academic support they need. Statements regarding future events are based on management’s current expectations and are necessarily subject to associated risks related to, among other things, the potential impact on the business of Imagine Easy due to the acquisition, general economic conditions, competition, and integration risks, among others. Therefore, actual results, performance or achievements may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of Chegg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission (“SEC”) on March 4, 2016 and Chegg’s other SEC filings. You can obtain copies of Chegg’s SEC filings on the SEC’s website at www.sec.gov or at Chegg’s Investor Relations website at investor.chegg.com. The forward-looking statements included herein are made only as of the date hereof, and Chegg undertakes an obligation to revise or update any forward-looking statements for any reason except as required by law.
Investor contact: Amy Feng, ir@chegg.com, or Media contact: Usher Lieberman, press@chegg.com

i http://reachcap.com/assets/uploads/reimagined_2015.pdf
ii https://edreformnow.org/policy-briefs/out-of-pocket-the-high-cost-of-inadequate-high-schools-and-high-school-student-achievement-on-college-affordability/
iii http://completecollege.org/wp-content/uploads/2014/11/4-Year-Myth.pdf